Exhibit 99.1
HON INDUSTRIES P.O. Box 1109, Muscatine, Iowa 52761-0071
News Release
FOR INFORMATION CONTACT: Jerald K. Dittmer, Vice President and CFO (563) 264-7400 Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 264-7406
HON INDUSTRIES Announces Results for First Quarter - Fiscal 2003

MUSCATINE, Iowa (April 22, 2003) - HON INDUSTRIES Inc. (NYSE: HNI) announced today sales of $392.0 million and net income of $15.9 million for the first quarter ending March 29, 2003.

Consolidated net sales for the first quarter decreased 1.8 percent to $392.0 million, compared to $399.1 million for the same quarter last year. Net income was $15.9 million and net income per share was $0.27 per diluted share, which was the same as first quarter 2002. The economy and markets continue to experience softness due to economic and political uncertainty.

As a percent of sales, gross margins for the first quarter increased to 35.5 percent from 35.0 percent for the same quarter last year. "The benefits from restructuring initiatives implemented over the past few years plus our rapid continuous improvement programs and the hard work of our dedicated member-owners are enabling us to continue to improve our gross margins," said Jack Michaels, HON INDUSTRIES' Chairman and CEO.

Selling and administrative expenses for the quarter as a percent of sales increased to 29.2 percent, compared with 28.6 percent in first quarter 2002. The increase is due to lower overall sales volume and charges totaling $4.0 million that consisted of increased freight surcharges, a reserve for a preferential payment claim and an additional impairment charge related to a facility that was closed in 2001. Included in 2002 selling and administrative expenses were $3.9 million of costs due to the shutdown of an office furniture facility in Jackson, Tennessee.

Cash flow from operations for the first three months was $7.9 million compared to $1.6 million last year. As is typical, a large outflow of cash was required in the first quarter for the annual payment of marketing programs and the funding of the defined contribution retirement plan. Capital expenditures increased from $5.3 million in 2002 to $14.5 million in 2003 which included funding for the purchase of a leased plant, information system improvements, new products, and productivity improvements. The Company's cash position remains strong and totaled $114.0 million, including short-term investments, as of March 29, 2003. The Company repurchased 406,000 shares of its common stock at a price of approximately $10.8 million during the first quarter. There is $52.0 million of the Board's current repurchase authorization remaining to purchase common stock.

Office Furniture

For the quarter, sales for the HON INDUSTRIES' office furniture segment were down 1.8 percent to $294.9 million from $300.2 million in 2002. Operating profit as a percent of net sales increased to 8.5 percent compared to 8.1 percent for 2002. The Business and Institutional Furniture Manufacturer's Association (BIFMA) reported shipments down 8 percent for the first two months of 2003. "We are encouraged that we are continuing to gain market share and improve gross margins," stated Mr. Michaels.

Hearth Products

Net sales in the first quarter for the hearth products segment decreased 1.8 percent to $97.1 million, compared to $98.9 million in the first quarter of last year. Operating profit as a percent of net sales decreased to 6.0 percent of net sales versus 6.6 percent for 2002 primarily due to continued investment in long-term growth opportunities.

2003 Outlook

"We expect to continue to outperform the industries in which we compete; however, we feel that the global economic and geopolitical uncertainty will continue to challenge growth and profitability during the second quarter," stated Mr. Michaels. "We are continuing to implement our plan to increase long-term shareholder value by streamlining our processes and operations, understanding and responding to end-users, building brand power, and reducing our cost structure."

Conference Call

HON INDUSTRIES will host a conference call on Tuesday, April 22, 2003, at 10:00 a.m. to discuss the first quarter fiscal 2003 results. To participate, call the conference call line at 888-273-9890. A replay of the conference call will be available until Tuesday, April 29, 2003. To access this replay, dial 800-475-6701, access code 680242. A line to the simultaneous webcast can be found on the company's website at www.honi.com.

HON INDUSTRIES Inc. provides products and solutions for the home and workplace environments and is the third largest office furniture manufacturer in the United States. HON INDUSTRIES is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces. The Company's strong brands, including HON, Allsteel, Gunlocke, Heatilator and Heat-N-Glo, have leading positions in their markets. HON INDUSTRIES is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, the Company was recognized for the third consecutive year as one of the 400 Best Big Companies in America by Forbes magazine in 2003, and as America's Most Admired Company in the furniture industry by Fortune magazine in 2003. HON INDUSTRIES' common stock is traded on the New York Stock Exchange under the symbol HNI. More information can be found on the Company's website at www.honi.com.

Forward-looking Statements
Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results, particularly those with respect to expected earnings for the remainder of the fiscal year. These risks include, among others: the Company's ability (a) to realize financial benefits from its cost containment and business simplification initiatives, (b) to realize financial benefits from investments in new products, and (c) to mitigate the effects of uncertain steel prices and supplies; lower than expected demand for the Company's products due to uncertain political and economic conditions; competitive pricing pressure from foreign and domestic competitors; and other factors described in the Company's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

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HON INDUSTRIES
Unaudited Condensed Consolidated Statement of Operations
	Three Months Ended
(Dollars in thousands, except per share data)	March 29, 2003	March 30, 2002
Net sales	$391,971	$399,139
Cost of products sold	252,841	259,398
Gross profit	139,130	139,741
Selling and administrative expenses	114,426	114,325
Operating income	24,704	25,416
Interest income	821	635
Interest expense	1,086	1,215
Income before income taxes	24,439	24,836
Income taxes	8,554	8,941
Net income	$15,885	$15,895
Net income per common share (basic and diluted)	$0.27	$0.27
Average number of common shares outstanding	58,317,275	58,776,955

Unaudited Condensed Consolidated Balance Sheet
Assets			Liabilities and Shareholders' Equity
	As of			As of
(Dollars in thousands)	Mar. 29, 2003	Dec. 28, 2002		Mar. 29, 2003	Dec. 28, 2002
Cash and cash equivalents	$ 99,542	$ 136,165	Current liabilities	$219,039	$ 298,680
Short-term investments	14,473	16,378
Receivables	148,449	181,096	Long-term debt	2,894	8,553
Inventories	46,306	46,823	Capital lease obligations	1,259	1,284
Deferred income taxes	11,129	10,101	Other long-term liabilities	29,835	28,028
Prepaid expenses and other current assets	8,514	11,491	Deferred income taxes	39,345	37,114
Current assets	$328,413	$ 405,054	Total liabilities	$292,372	$ 373,659

			Capital stock	58,162	58,374
			Paid-in capital	526	549
Property and equipment - net	352,404	353,270	Retained earnings	590,820	587,731
Goodwill	192,395	192,395	Accumulated other comprehensive income	262	239
Other assets	68,930	69,833
			Total shareholders' equity	649,770	646,893
Total assets	$942,142	$1,020,552	Total liabilities and shareholders' equity	$942,142	$1,020,552

HON INDUSTRIES
Unaudited Condensed Consolidated Statement of Cash Flows
	Three Months Ended
(Dollars in thousands)	Mar. 29, 2003	Mar. 30, 2002
Net cash flows from (to) operating activities	$ 7,910	$ 1,581
Net cash flows from (to) investing activities:
Capital expenditures	(14,463)	(5,266)
Other	(5,393)	2,199
Net cash flows from (to) financing activities	(27,677)	(7,763)
Net increase (decrease) in cash and cash equivalents	(39,623)	(9,249)
Cash and cash equivalents at beginning of period	139,165	78,838
Cash and cash equivalents at end of period	$ 99,542	$69,589

Unaudited Business Segment Data
	Three Months Ended
(Dollars in thousands)	Mar. 29, 2003	Mar. 30, 2002
Net sales:
Office furniture	$294,867	$300,221
Hearth products	97,104	98,918
	$391,971	$399,139
Operating Profit:
Office furniture	$25,193	$24,248
Hearth products	5,814	6,505
Total operating profit	31,007	30,753
Unallocated corporate expense	(6,568)	(5,917)
Income before income taxes	$24,439	$24,836

Depreciation & Amortization Expense:
Office furniture	$11,493	$12,291
Hearth products	3,646	3,309
General corporate	1,143	1,548
	$16,282	$17,148
Capital Expenditure - Net
Office furniture	$ 4,553	$4,152
Hearth products	6,521	920
General corporate	3,389	194
	$14,463	$5,266
	As of Mar. 29, 2003	As of Mar. 30, 2002
Identifiable Assets:
Office furniture	$456,321	$512,194
Hearth products	302,741	308,734
General corporate	183,080	114,381
	$942,142	$935,309